EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							21-006

Date: April 26, 2021	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2021 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $2.9 million, or $(0.02) per diluted share, for the first quarter 2021 compared to a net loss of $11.9 million, or $(0.09) per diluted share, for the same period in 2020 and net income of $4.2 million, or $0.03 per diluted share, for the fourth quarter 2020.

Helix reported Adjusted EBITDA of $36.2 million in the first quarter 2021 compared to $19.3 million in the first quarter 2020 and $35.3 million in the fourth quarter 2020.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2021	3/31/2020	12/31/2020

Revenues	$163,415	$181,021	$159,897

Gross Profit	$14,624	$2,010	$13,695
	9%	1%	9%

Net Income (Loss) [1]	$(2,878)	$(11,938)	$4,163

Diluted Earnings (Loss) Per Share	$(0.02)	$(0.09)	$0.03

Adjusted EBITDA [2]	$36,168	$19,343	$35,283

Cash and Cash Equivalents [3]	$204,802	$159,351	$291,320

Cash Flows from Operating Activities [4]	$39,869	$(17,222)	$40,172

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our first quarter 2021 results reflect consistent financial performance as we benefitted from the recommencement of operations of the Q7000 in Nigeria, an early start-up of the Well Enhancer from its winter warm stack and improved cost structure in our Robotics segment.  During the first quarter, we continued to de-lever our balance sheet with the repayment at maturity of our Q5000 Loan while maintaining significant liquidity with free cash flow generation.  Although we expect 2021 to be another challenging year as our Well Intervention group shifts more to the spot market, we should remain poised to benefit when the market returns.”

(

[1] Net income (loss) attributable to common shareholders
[2] Adjusted EBITDA is a non-GAAP measure. See reconciliations below
[3] Excludes restricted cash of $65.6 million as of 3/31/21 and $52.4 million as of 3/31/20
[4] Cash flows from operating activities during the three months ended 3/31/20 includes $17.8 million of regulatory certification costs for our vessels and systems

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2021	3/31/2020	12/31/2020
Revenues:
Well Intervention	$133,768	$140,652	$111,953
Robotics	22,156	35,258	42,122
Production Facilities	16,447	15,541	15,002
Intercompany Eliminations	(8,956)	(10,430)	(9,180)
Total	$163,415	$181,021	$159,897

Income (Loss) from Operations:
Well Intervention	$5,243	$(5,692)	$1,945
Robotics	(2,934)	(2,824)	1,815
Production Facilities	6,514	3,643	4,833
Goodwill Impairment	—	(6,689)	—
Corporate / Other / Eliminations	(9,378)	(9,465)	(7,750)
Total	$(555)	$(21,027)	$843

Segment Results

Well Intervention

Well Intervention revenues increased $21.8 million, or 19%, in the first quarter 2021 compared to the previous quarter.  The increase was primarily due to higher utilization on the Q7000, which resumed operations in Nigeria January 2021, and higher utilization on the Well Enhancer in the North Sea as the vessel emerged from its seasonal warm stacking mid-February.  Overall Well Intervention vessel utilization increased to 70% in the first quarter 2021 from 56% in the fourth quarter 2020.  Well Intervention income from operations increased $3.3 million in the first quarter 2021 compared to the previous quarter due to increased revenues, offset in part by increased operating costs associated with higher overall utilization quarter over quarter.

Well Intervention revenues decreased $6.9 million, or 5%, in the first quarter 2021 compared to the first quarter 2020.  The decrease in revenues was primarily due to lower vessel utilization in the North Sea and West Africa during the first quarter 2021, offset in part by higher utilization in the Gulf of Mexico, compared to the first quarter 2020.  Utilization in the Gulf of Mexico during the first quarter 2020 was lower due to our scheduled regulatory certification inspections for the Q4000 and the Q5000.  Well Intervention vessel utilization decreased to 70% in the first quarter 2021 from 72% in the first quarter 2020.  Well Intervention generated income from operations of $5.2 million in the first quarter 2021 compared to operating losses of $5.7 million in the first quarter 2020, with improvements primarily related to higher revenues on the Q5000 and cost reduction efforts associated with lower utilization in the North Sea and West Africa during idle periods.

Robotics

Robotics revenues decreased $20.0 million, or 47%, in the first quarter 2021 compared to the previous quarter.  The decrease in revenues was due to a reduction in vessel days as well as a reduction in ROV and trenching activity compared to the previous quarter.  Chartered vessel utilization decreased to 90% in the first quarter 2021, which included 165 total vessel days, compared to 100% in the fourth quarter 2020, which included 336 total vessel days.  Vessel days during the fourth quarter 2020 included 152 spot vessel days primarily attributable to the seabed clearance and decommissioning projects in the North Sea and utilization on the Ross Candies in the Gulf of Mexico compared to three spot vessel days during the first quarter 2021.  ROV, trencher and ROVDrill utilization decreased to 24% in the first quarter 2021 from 32% in the previous quarter, and vessel trenching days in the first quarter 2021 decreased to 72 days compared to 92 days in the previous quarter.  Robotics generated operating losses of $2.9 million during the first quarter 2021 compared to income from operations of $1.8 million during the fourth quarter 2020 due to lower revenues, offset in part by lower operating costs, quarter over quarter.

Robotics revenues decreased $13.1 million, or 37%, in the first quarter 2021 compared to the first quarter 2020.  The decrease in revenues year over year was due to a reduction in vessel days as well as a reduction in ROV utilization compared to the first quarter 2020.  This decrease was offset in part by increased trenching activity year over year.  Chartered vessel utilization increased slightly to 90% during the first quarter 2021 compared to 89% during the first quarter 2020; however, total vessel days during the first quarter 2021 decreased to 165 compared to 405 during the first quarter 2020.  Vessel days during the first quarter 2020 included 272 spot vessel days primarily attributable to the seabed clearance project in the North Sea and utilization on the Ross Candies in the Gulf of Mexico compared to three spot vessel days during the first quarter 2021.  ROV, trencher and ROVDrill utilization was 24% in the first quarter 2021 compared to 34% in the first quarter 2020, and vessel trenching days in the first quarter 2021 increased to 72 days compared to 42 days in the first quarter 2020.  Robotics results from operations declined $0.1 million in the first quarter 2021 compared to the first quarter 2020 due to lower revenues, offset in part by lower operating costs, year over year.

Production Facilities

During the first quarter 2021, Production Facilities revenues increased $1.4 million, or 10%, compared to the previous quarter and $0.9 million, or 6%, compared to the first quarter 2020 primarily due to higher oil and gas production revenues in the first quarter 2021.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $15.2 million, or 9.3% of revenue, in the first quarter 2021 compared to $12.8 million, or 8.0% of revenue, in the fourth quarter 2020.    The higher expenses during the first quarter were primarily due to the timing of employee benefit related costs as well as certain credits related to employee benefits recognized during the prior quarter.

Other Income and Expenses

Other income, net was $1.6 million in the first quarter 2021 compared to $8.4 million in the fourth quarter 2020.  Other income, net includes unrealized foreign currency translation gains related to the British pound, which strengthened 1% during the first quarter 2021 compared to 6% during the fourth quarter 2020.

Cash Flows

Operating cash flows were $39.9 million in the first quarter 2021 compared to $40.2 million in the fourth quarter 2020 and $(17.2) million in the first quarter 2020.  The increase in operating cash flows year over year was due to higher earnings, lower regulatory certification costs for our vessels and systems and improvements in working capital during the first quarter 2021.

Capital expenditures totaled $1.3 million in the first quarter 2021 compared to $1.1 million in the fourth quarter 2020 and $12.4 million in the first quarter 2020.  Capital expenditures in the first quarter 2020 included capital spending related to the completion of the Q7000, which was placed into service during the first quarter 2020.  Regulatory certification costs for our vessels and systems, which are included in operating cash flows, were $1.8 million in the first quarter 2021 compared to $0.8 million in the fourth quarter 2020 and $17.8 million in the first quarter 2020.  Regulatory certification costs during the first quarter 2020 included dry dock costs on the Q4000, the Q5000 and the Seawell as well as certification costs for several intervention systems.

Free cash flow was $38.5 million in the first quarter 2021 compared to $39.1 million in the fourth quarter 2020 and $(29.6) million in the first quarter 2020.  The increase in free cash flow year over year was due to higher operating cash flows and lower capital expenditures.  (Free cash flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $204.8 million at March 31, 2021 and excluded $65.6 million of restricted cash pledged as collateral on a short-term project-related letter of credit.  Available capacity under our revolving credit facility was $172.2 million at March 31, 2021.  Consolidated long-term debt decreased to $336.0 million at March 31, 2021 from $349.6 million at December 31, 2020.  The decrease in long-term debt was primarily due to scheduled maturities of $58.2 million of existing debt, including the repayment of the Q5000 Loan, offset in part by the impact of the adoption of ASC 2020-06, which required us to reverse unamortized discounts on our outstanding convertible senior notes totaling $44.1 million.  Consolidated net debt at March 31, 2021 was $65.7 million.  Net debt to book capitalization at March 31, 2021 was 4%.  (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliations below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2021 results (see the “For the Investor” page of Helix’s website, www.HelixESG.com).  The teleconference, scheduled for Tuesday, April 27, 2021 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-771-6871 for participants in the United States and 1-303-223-0117 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the "For the Investor" page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.HelixESG.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow.  We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision for current expected credit losses, if any.  In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense.  Net debt is calculated as total long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities including recent regulatory initiatives by the new U.S. administration; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group),Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2021	2020

	(unaudited)

Net revenues	$163,415	$181,021
Cost of sales	148,791	179,011
Gross profit	14,624	2,010
Goodwill impairment	—	(6,689)
Selling, general and administrative expenses	(15,179)	(16,348)
Loss from operations	(555)	(21,027)
Net interest expense	(6,053)	(5,746)
Other income (expense), net	1,617	(10,427)
Royalty income and other	2,057	2,179
Loss before income taxes	(2,934)	(35,021)
Income tax provision (benefit)	116	(21,093)
Net loss	(3,050)	(13,928)
Net loss attributable to redeemable noncontrolling interests	(172)	(1,990)
Net loss attributable to common shareholders	$(2,878)	$(11,938)

Loss per share of common stock:
Basic	$(0.02)	$(0.09)
Diluted	$(0.02)	$(0.09)

Weighted average common shares outstanding:
Basic	149,935	148,863
Diluted	149,935	148,863

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2021	Dec. 31, 2020
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and equivalents (1)	$204,802	$291,320
Restricted cash (1)	65,579	—
Accounts receivable, net	132,314	132,233
Other current assets	86,242	102,092
Total Current Assets	488,937	525,645

Property and equipment, net	1,759,092	1,782,964
Operating lease right-of-use assets	136,210	149,656
Other assets, net	37,510	40,013
Total Assets	$2,421,749	$2,498,278

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$55,148	$50,022
Accrued liabilities	76,486	87,035
Current maturities of long-term debt (1)	36,478	90,651
Current operating lease liabilities	50,321	51,599
Total Current Liabilities	218,433	279,307

Long-term debt (1)	299,560	258,912
Operating lease liabilities	88,576	101,009
Deferred tax liabilities	100,655	110,821
Other non-current liabilities	3,105	3,878
Redeemable noncontrolling interests	3,960	3,855
Shareholders' equity (1)	1,707,460	1,740,496
Total Liabilities and Equity	$2,421,749	$2,498,278

(1)

Net debt to book capitalization 4% at March 31, 2021. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $65,657) divided by the sum of net debt and shareholders' equity ($1,773,117).

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended
(in thousands, unaudited)	3/31/2021	3/31/2020	12/31/2020

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(3,050)	$(13,928)	$4,117
Adjustments:
Income tax provision (benefit)	116	(21,093)	(2,569)
Net interest expense	6,053	5,746	8,124
Other (income) expense, net	(1,617)	10,427	(8,396)
Depreciation and amortization	34,566	31,598	34,157
Goodwill impairment	—	6,689	—
Non-cash gain on equity investment	—	—	(264)
EBITDA	36,068	19,439	35,169
Adjustments:
Loss on disposition of assets, net	—	—	24
General provision for current expected credit losses	100	586	90
Realized losses from foreign exchange contracts not designated as hedging instruments	—	(682)	—
Adjusted EBITDA	$36,168	$19,343	$35,283

Free Cash Flow:
Cash flows from operating activities	$39,869	$(17,222)	$40,172
Less: Capital expenditures, net of proceeds from sale of assets	(1,329)	(12,389)	(1,026)
Free cash flow	$38,540	$(29,611)	$39,146